Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
March 12, 2018	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Appoints Daniele Ferrari to its Board of Directors

THE WOODLANDS, TX — Huntsman Corporation (NYSE: HUN) today announced the appointment of Daniele Ferrari as a new independent director to its Board of Directors effective March 7, 2018.  The Huntsman Board now comprises eight directors, seven of whom are independent directors.

Daniele Ferrari serves as Chief Executive Officer of Versalis S.p.A., a chemical manufacturer, and as Chairman of Matrìca S.p.A., a joint-venture with Novamont focusing on renewable chemistry, positions he has held since March 2011. He is a former employee of Huntsman Corporation and has over 30 years of experience in the chemical industry. He worked for the Company in various levels of increasing responsibility from 1997 to 2011, where he ultimately served as President of its Performance Products division. Prior to joining Huntsman in 1997, Mr. Ferrari worked for Imperial Chemical Industries (ICI) and Agip Petroli (Eni group).

Mr. Ferrari is President of PlasticsEurope, an association of plastics manufacturers, and a board member of Conseil Européen de l’Industrie Chimique (CEFIC). He also serves as a director, Chair of the Compensation Committee and a member of the Audit Committee of Venator Materials PLC, which separated from Huntsman in 2017.

Commenting on the Board appointment, Peter Huntsman, Chairman, President and CEO said, “I hold Daniele in high regard, as does the chemical industry.   His 14 years of prior experience working within Huntsman combined with his 30 years in the industry will bring invaluable experience to our Board of Directors. I look forward to his counsel on the Board.”

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2017 revenues of approximately $8 billion.  Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 75 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 10,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Social Media:

Twitter:www.twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, the ability to implement cost reductions and manufacturing optimization improvements in Huntsman businesses, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.